Exhibit 10.3(x)

ADTRAN, INC. CLAWBACK AGREEMENT

The Board of Directors of the Company (the "Board") adopted a policy that requires executive officers who receive incentive based compensation to agree to the terms of this Clawback Agreement (the “Agreement”). The Policy provides for the recoupment of certain executive incentive based compensation received in error as determined by accounting restatements resulting from material noncompliance with financial reporting requirements under the federal securities laws (the "Policy"). The Policy and this Agreement are designed to comply with Section 10D of the Securities Exchange Act of 1934 (the "Exchange Act").

1.  Covered Executives. The Policy applies to the Company's current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange  Act and the listing standards of the national securities exchange on which the Company's securities are listed, and such other executives who may from time to time be deemed subject to the Policy by the Board ("Covered Executives").

2.  Incentive Compensation. For purposes of the Policy and this Agreement, Incentive Compensation means any of the following provided that such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure, annual bonuses and other short- and long-term cash incentives; stock options; stock appreciation rights (“SAR”); restricted stock; restricted stock units (“RSU”); performance shares; and performance units. Financial reporting measures include: Company stock price; Total Shareholder Return; revenues; net income; earnings before interest, taxes, depreciation, and amortization (EBITDA); funds from operations;  liquidity measures such as working capital or operating cash flow; return measures such as return on invested capital or return on assets; earnings measures such as earnings per share.

3.  Effective Date. This Agreement shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after January 1, 2015 or the Covered Executive’s later date of employment (“Effective Date”).

4.  Recoupment; Accounting Restatement. In the event the Company is required to  prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, the Board requires reimbursement or forfeiture of any excess Incentive Compensation received by the Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

5.  Excess Incentive Compensation: Amount Subject to Recovery. The amount to be recovered will be the after-tax value of the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board. If the Board cannot determine the after-tax amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then the Board will make its determination based on a reasonable estimate of the effect of the accounting restatement.

6.  Method of Recoupment. The Board will determine, in its sole discretion, the method for recouping excess Incentive Compensation hereunder which may include, without limitation: (a) requiring reimbursement of cash Incentive Compensation previously  paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; (d) cancelling outstanding vested or unvested equity awards; and (e) taking any other remedial and recovery action permitted by law, as determined by the Board.

7.  No Indemnification. The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

8.  Interpretation. Covered Executive understands that the Board is authorized to interpret and construe the Policy and to make all determinations necessary, appropriate, or advisable for the administration of the Policy and this Agreement. It is intended that the Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's securities are listed.

9.  Other Recoupment Rights. The Board intends that the Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall,  as a condition to the grant of any benefit thereunder, require a Covered Executive to execute this Agreement agreeing to the terms of the Policy. Any right of recoupment under the Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

10. Impracticability. The Board shall recover any excess Incentive Compensation in accordance with the Policy unless such recovery would be impracticable, as determined by Board after considering any applicable regulation of the Securities and Exchange Commission and/or the listing standards of the national securities exchange on which the Company's securities are listed.

AGREED TO as of the Effective Date.

EXECUTIVE:

By:                                                    Title:

Effective Date: